Exhibit 4.3
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Unless otherwise specified or the context requires otherwise, the terms “company,” “we,” “us” and “our” refer to National Storage Affiliates Trust, a Maryland real estate investment trust, together with its subsidiaries.
The following summary of the material terms of our common shares of beneficial interest, par value $0.01 per share (“common shares”), and our 6.000% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Series A preferred shares”), does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland REIT Law (the “MRL”), our declaration of trust, which we refer to as our declaration of trust, and our second amended and restated bylaws, which we refer to as our bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is a part.
General
Our declaration of trust provides that we may issue up to 250,000,000 common shares, and up to 50,000,000 preferred shares of beneficial interest, par value $0.01 per share (“preferred shares”), of which 23,369,566 are classified and designated as Series A preferred shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of common shares or the number of shares of any class or series that we are authorized to issue with the approval of a majority of our entire board of trustees and without common shareholder approval. Under Maryland law, our shareholders are not generally liable for our debts or obligations.
Description of Common Shares of Beneficial Interest
All of our outstanding common shares are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our shares, including our Series A preferred shares, and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, holders of our common shares are entitled to receive distributions out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us and share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.
Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and except as may otherwise be specified in the terms of any class or series of our shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and the holders of common shares will possess the exclusive voting power.
We have a majority voting and trustee resignation policy in place. Under majority voting, to be elected as a trustee in an uncontested election, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If an incumbent trustee does not receive sufficient “FOR” votes to be re-elected, Maryland law provides that the trustee would continue to serve on the Company’s board of trustees as a “holdover” trustee. Under our bylaws and Corporate Governance Guidelines, he or she must submit his or her resignation to our board of trustees. Our Compensation, Nominating and Corporate Governance Committee will consider such tendered resignation and recommend to our board of trustees whether to accept it. Our board of trustees will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the trustee will continue to serve until the trustee’s successor is duly elected and qualifies or until the trustee’s earlier death, resignation, retirement or removal. If a trustee’s offer to resign is accepted by the Company’s board of trustees, or if a nominee for trustee is not elected and the nominee is not an incumbent trustee, then the Company’s board of trustees, in its sole discretion, may fill any resulting vacancy pursuant to our bylaws. In a contested election, trustees shall be elected by a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present is required to approve any other matter which may properly come before the meeting, unless otherwise provided by statute, our declaration of trust or our bylaws. Unless otherwise provided by statute or our declaration of trust, each outstanding share of beneficial interest, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of shareholders.
Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust, or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the declaration of trust. Our declaration of trust provides that these actions, as well as consolidations with other entities, certain sales of all or substantially all of our assets and our dissolution, may be approved by shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that amendments to the provisions of our declaration of trust related to the removal of trustees and the restrictions on ownership and transfer of our shares, and the vote required to amend such provisions, must be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment. Our declaration of trust also permits us to transfer all or substantially all of our assets to an entity without the approval of our shareholders if all of the equity interests of the entity are owned, directly or indirectly, by us.
Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.
Our common shares are traded on the NYSE under the symbol “NSA.”
The transfer agent and registrar for our common shares is Broadridge Financial Solutions, Inc.
Description of Series A Preferred Shares of Beneficial Interest
Ranking
The Series A preferred shares rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:
•senior to all classes or series of our common shares and all other classes or series of our equity shares expressly designated as ranking junior to the Series A preferred shares as to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up;
•on parity with any class or series of our equity shares expressly designated as ranking on parity with the Series A preferred shares as to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up; and
•junior to any class or series of our equity shares expressly designated as ranking senior to the Series A preferred shares as to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, none of which exists on the date hereof.
The term “equity shares” includes our shares of beneficial interest of all classes or series but does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series A preferred shares. The Series A preferred shares also rank junior in right of payment to our other existing and future debt obligations.
Dividends
Subject to the preferential rights of the holders of any class or series of our equity shares ranking senior to the Series A preferred shares with respect to dividend rights, none of which exist as of the date hereof, holders of the Series A preferred shares are entitled to receive, when, as and if authorized by our board of trustees and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% per annum of the $25.00 liquidation preference per share of the Series A preferred shares (equivalent to the fixed annual amount of $1.50 per share of the Series A preferred shares).
Dividends on the Series A preferred shares will accrue and be cumulative from and including the date of original issue of any Series A preferred shares and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
The amount of any dividend payable on the Series A preferred shares for any period greater or less than a full dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any Series A preferred shares shall be redeemed). Dividends will be payable to holders of record as they appear in our share records at the close of business on the applicable record date, which shall be the date designated by our board of trustees as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date.
Dividends on the Series A preferred shares will accrue whether or not:
•we have earnings;
•there are funds legally available for the payment of those dividends; or
•those dividends are authorized or declared.
Unless full cumulative dividends on the Series A preferred shares for all past dividend periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:
•declare and pay or declare and set aside for payment any dividends, or declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any of our common shares or any other class or series of our equity shares ranking, as to dividends, on parity with or junior to the Series A preferred shares, for any period; or
•redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common shares or any other class or series of our equity shares ranking, as to dividends and the distribution of assets upon liquidation, on parity with or junior to the Series A preferred shares.
The restrictions described in the foregoing sentence, however, will not prohibit:
•dividends payable solely in common shares or any other class or series of equity shares ranking junior to the Series A preferred shares as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
•a conversion into or exchange of any of our equity shares for any class or series of equity shares ranking junior to the Series A preferred shares as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
•a redemption, purchase or other acquisition of common shares made for purposes of and in compliance with the requirements of an employee incentive or employee benefit plan of our company or any of its subsidiaries;
•a redemption, purchase or other acquisition of any equity shares pursuant to the provisions of our declaration of trust intended to, among other purposes, preserve our status as a REIT as discussed under “Restrictions on Ownership and Transfer”; and
•our purchase or acquisition of Series A preferred shares or parity preferred shares (which are shares of any other class or series ranking on parity with the Series A preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred shares.
When we do not pay dividends in full (or do not declare and set apart a sum sufficient to pay them in full) on the Series A preferred shares and any other class or series of equity shares ranking, as to dividends, on parity with the Series A preferred shares, we will declare any dividends upon the Series A preferred shares and each such other class or series of equity shares ranking, as to dividends, on parity with the Series A preferred shares (which shall not include the redemption or repurchase of any such class or series) pro rata, so that the amount of dividends declared per series A preferred share and per share of such other class or series will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series A preferred shares and such other class or series of equity shares (which will not include any accrual in respect of unpaid dividends on such other class or series of equity shares for prior dividend periods if such other class or series of equity shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A preferred shares which may be in arrears.
Holders of Series A preferred shares are not entitled to any dividend, whether payable in cash, property or equity shares, in excess of full cumulative dividends on the Series A preferred shares as described above. Any dividend payment made on the Series A preferred shares will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A preferred shares will accumulate as of the dividend payment date on which they first become payable.
We may not declare dividends on the Series A preferred shares, or pay or set apart for payment dividends on the Series A preferred shares, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of trustees and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of our common shares or any other class or series of equity shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series A preferred shares, holders of Series A preferred shares will be entitled to be paid out of our assets legally available for distribution to our shareholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of Series A preferred shares, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A preferred shares and the corresponding amounts payable on each other class or series of equity shares ranking, as to rights upon liquidation, dissolution or winding up, on parity with the Series A preferred shares in the distribution of assets, then holders of Series A preferred shares and each such other class or series of equity shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of record of Series A preferred shares will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Series A preferred shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into or our conversion into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of our equity shares or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A preferred shares will not be added to our total liabilities.

Optional Redemption
Except with respect to the special optional redemption described below, to preserve our status as a REIT or in certain other limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “Restrictions on Ownership and Transfer,” we cannot redeem the Series A preferred shares prior to October 11, 2022. On and after October 11, 2022, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series A preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, to the extent we have funds legally available for that purpose. We may also redeem Series A preferred shares from time to time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, if our board of trustees has determined that such redemption is reasonably necessary to preserve our status as a REIT.
If fewer than all of the outstanding Series A preferred shares are to be redeemed, we will select the Series A preferred shares to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A preferred shares, other than a holder of Series A preferred shares that has received an exemption from the ownership limit, would have actual, beneficial or constructive ownership of more than 9.8% of the issued and outstanding Series A preferred shares by value or number of shares, whichever is more restrictive, or violate any of the other restrictions on ownership and transfer of our shares set forth in our declaration of trust because such holder’s Series A preferred shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the declaration of trust, we will redeem the requisite number of Series A preferred shares of such holder such that no holder will own in excess of the 9.8% Series A preferred shares ownership limit or other restrictions on ownership and transfer of our shares subsequent to such redemption. See “Restrictions on Ownership and Transfer.” In order for their Series A preferred shares to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares. If a notice of redemption has been given (in the case of a redemption of the Series A preferred shares other than to preserve our status as a REIT), if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Series A preferred shares called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then, from and after the redemption date, dividends will cease to accrue on such Series A preferred shares and such Series A preferred shares will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears for any past dividend periods and subject to the provisions of applicable law and the sufficiency of legally available funds, we may from time to time repurchase all or any part of the Series A preferred shares, including the repurchase of Series A preferred shares in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of trustees.
Unless full cumulative dividends on all Series A preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Series A preferred shares will be redeemed (including pursuant to our special optional redemption right described below) unless all outstanding Series A preferred shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any Series A preferred shares or any class or series of our equity shares ranking, as to dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series A preferred shares; provided, however, that, whether or not the requirements set forth above have been met, we may purchase or otherwise acquire directly or indirectly Series A preferred shares, parity preferred shares or equity shares ranking junior to the Series A preferred shares pursuant to:

•a conversion into or exchange for any class or series of equity shares ranking junior to the Series A preferred shares as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
•a redemption, purchase or other acquisition of common shares made for purposes of and in compliance with the requirements of an employee incentive or employee benefit plan of our company or any of its subsidiaries;
•the provisions of our declaration of trust intended to, among other purposes, preserve our status as a REIT as discussed under “Restrictions on Ownership and Transfer”; and
•a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred shares.
We will mail to record holders of the Series A preferred shares, postage prepaid, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A preferred shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A preferred shares may be listed or admitted to trading, each notice will state:
•the redemption date;
•the redemption price;
•the number of Series A preferred shares to be redeemed;
•the place or places where the certificates, if any, representing Series A preferred shares are to be surrendered for payment of the redemption price;
•procedures for surrendering noncertificated Series A preferred shares for payment of the redemption price;
•that dividends on the Series A preferred shares to be redeemed will cease to accrue on such redemption date; and
•that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A preferred shares.
If fewer than all of the Series A preferred shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series A preferred shares held by such holder to be redeemed.
We are not required to provide such notice in the event we redeem Series A preferred shares in order to maintain our status as a REIT.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series A preferred shares at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of Series A preferred shares that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date.
Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A preferred shares for which a notice of redemption has been given.
All Series A preferred shares that we redeem or repurchase will be retired and restored to the status of authorized but unissued preferred shares, without designation as to series or class.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A preferred shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares). If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to any shares of Series A preferred shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A preferred shares will not have the conversion rights described below under “—Conversion Rights” with respect to the shares of Series A preferred shares called for redemption.
We will mail to record holders of the Series A preferred shares, postage prepaid, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A preferred shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A preferred shares may be listed or admitted to trading, each notice will state:
•the redemption date;
•the redemption price;
•the number of Series A preferred shares to be redeemed;
•the place or places where the certificates, if any, representing the Series A preferred shares are to be surrendered for payment of the redemption price;
•procedures for surrendering noncertificated Series A preferred shares for payment of the redemption price;
•that dividends on the Series A preferred shares to be redeemed will cease to accrue on such redemption date;
•that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A preferred shares;
•that the Series A preferred shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and
•that the holders of the Series A preferred shares to which the notice relates will not be able to tender such Series A preferred shares for conversion in connection with the Change of Control and each series A preferred share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
•If we redeem fewer than all of the outstanding Series A preferred shares, the notice of redemption mailed to each shareholder will also specify the number of Series A preferred shares that we will redeem from each shareholder. In this case, we will determine the number of Series A preferred shares to be redeemed as described above in “—Optional Redemption.”
•If we have given a notice of redemption and have set aside sufficient funds for the redemption for the benefit of the holders of the Series A preferred shares called for redemption, then from and after the redemption date, those Series A preferred shares will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those Series A preferred shares will terminate. The holders of those Series A preferred shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.
•The holders of Series A preferred shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A preferred shares on the corresponding payment date notwithstanding the redemption of the Series A preferred shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A preferred shares to be redeemed.
A “Change of Control” is when, after the original issuance of the Series A preferred shares, each of the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in the election of our trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity (or if, in connection with such transaction, common shares are converted into or exchangeable for (in whole or in part) common equity securities of another entity, such other entity) has a class of common equity securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series A preferred shares will have the right, unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the shares of Series A preferred shares as described under “ —Redemption” or “—Special Optional Redemption,” to convert some or all of the Series A preferred shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our common shares per series A preferred share (the “Common Share Conversion Consideration”), which is equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series A preferred share dividend payment and prior to the corresponding series A preferred share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and
•2.04666 (i.e., the Share Cap).
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A preferred shares will receive upon conversion of such Series A preferred shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common shares that were voted in such an election (if electing between two types of consideration) or holders of a plurality of our common shares that were voted in such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional common shares upon the conversion of the Series A preferred shares. Instead, we will pay the cash value of such fractional shares based on the Common Share Price.
Within 15 days following the occurrence of a Change of Control, we will provide to record holders of Series A preferred shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series A preferred shares may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Share Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A preferred shares, holders will not be able to convert the Series A preferred shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per series A preferred share;
•the name and address of the paying agent and the conversion agent; and
•the procedures that the holders of Series A preferred shares must follow to exercise the Change of Control Conversion Right.
A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the conversion of any Series A preferred shares except as to the holder to whom notice was defective.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A preferred shares.
To exercise the Change of Control Conversion Right, the holders of Series A preferred shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series A preferred shares to be converted, duly endorsed for transfer, together with a completed written conversion notice, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of Series A preferred shares to be converted; and
•that the Series A preferred shares are to be converted pursuant to the applicable provisions of the Series A preferred shares.
The “Change of Control Conversion Date” is the date the Series A preferred shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A preferred shares.
The “Common Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of our common shares is other than solely cash (x) the average of the closing sale prices per share of our common shares (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common shares are then traded, or (y) the average of the last quoted bid prices for our common shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common shares are not then listed for trading on a U.S. securities exchange.
Holders of Series A preferred shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn Series A preferred shares;
•if certificated Series A preferred shares have been issued, the certificate numbers of the withdrawn Series A preferred shares; and
•the number of Series A preferred shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series A preferred shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.
The Series A preferred shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, on or prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series A preferred shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series A preferred shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A preferred shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), in accordance with our optional redemption right or special optional redemption right. See “ —Optional Redemption” and “ —Special Optional Redemption” above.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A preferred shares into our common shares. Notwithstanding any other provision of the Series A preferred shares, no holder of Series A preferred shares will be entitled to convert such Series A preferred shares into our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the restrictions on ownership and transfer of our shares contained in our declaration of trust unless we provide an exemption from this limitation for such holder. See “Restrictions on Ownership and Transfer.”
The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company.
Except as provided above in connection with a Change of Control, the Series A preferred shares are not convertible into or exchangeable for any other securities or property.
No Maturity, Sinking Fund or Mandatory Redemption
The Series A preferred shares have no maturity date and we are not required to redeem the Series A preferred shares at any time. Accordingly, the Series A preferred shares will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A preferred shares have a conversion right, such holders convert the Series A preferred shares into our common shares. The Series A preferred shares are not subject to any sinking fund.

Limited Voting Rights
Holders of Series A preferred shares generally do not have any voting rights, except as set forth below.
If dividends on the Series A preferred shares are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of Series A preferred shares and holders of all other classes or series of parity preferred shares with which the holders of Series A preferred shares are entitled to vote together as a single class (voting together as a single class) will be entitled to vote for the election of two additional trustees to serve on our board of trustees (which we refer to as preferred share trustees), until all accumulated unpaid dividends with respect to the Series A preferred shares have been paid in full. At such time as holders of our Series A preferred shares become entitled to vote in the election of preferred share trustees, the number of trustees serving on our board of trustees will be increased automatically by two (unless the number of trustees has previously been so increased pursuant to the terms of any class or series of parity preferred shares). The preferred share trustees will be elected by a plurality of the votes cast in the election of preferred share trustees and each preferred share trustee will serve until our next annual meeting of shareholders and until his or her successor is duly elected and qualifies. The election of preferred share trustees will take place at:
•a special meeting of our shareholders called for the purpose of electing preferred share trustees upon the written request of holders of at least 10% of the outstanding Series A preferred shares and any other class or series of parity preferred shares entitled to vote together as a single class with the holders of Series A preferred shares in the election of preferred share trustees, if this request is received more than 90 days before the date fixed for our next annual or special meeting of shareholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of shareholders, at our annual or special meeting of shareholders; and
•each subsequent annual meeting (or special meeting at which preferred share trustees are to be elected) until all dividends accumulated on the Series A preferred shares have been paid in full.
If and when all accumulated dividends on the Series A preferred shares shall have been paid in full, holders of Series A preferred shares shall be divested immediately of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default), and, unless outstanding parity preferred shares remain entitled to vote in the election of preferred share trustees, the term and office of such preferred share trustees so elected will terminate and the number of our trustees will be reduced accordingly.
Any preferred share trustee elected by holders of Series A preferred shares and any class or series of parity preferred shares, voting together as a single class, may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A preferred shares and any class or series of parity preferred shares then entitled to vote together as a single class in the election of preferred share trustees (voting together as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred share trustee may be filled by written consent of the preferred share trustee remaining in office, or if none remains in office, by a plurality of the votes cast in the election of preferred share trustees. The preferred share trustees shall each be entitled to one vote on any matter before the board of trustees.
In addition, so long as any Series A preferred shares remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding Series A preferred shares and each other class or series of parity preferred shares with which the holders of Series A preferred shares are entitled to vote together as a single class on such matter (voting together as a single class):
•authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of shares ranking senior to the Series A preferred shares with respect to payment of dividends, or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized equity shares into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
•amend, alter or repeal the provisions of our declaration of trust, including the terms of the Series A preferred shares, whether by merger, consolidation, transfer or conveyance of all of or substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A preferred shares, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series A preferred shares remain outstanding with the terms of the Series A preferred shares materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity and the surviving entity may not be a real estate investment trust within the meaning of the MRL, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A preferred shares, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of the Series A preferred shares receive the greater of the full trading price of the Series A preferred shares on the date of an event described in the second bullet point immediately above or, pursuant to any such event, the $25.00 per share liquidation preference plus all accrued and unpaid dividends thereon to, but not including the date of an event described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A preferred shares disproportionately relative to any other class or series of parity preferred shares, the affirmative vote of the holders of at least two-thirds of the outstanding Series A preferred shares, voting as a separate class, will also be required.
Notwithstanding the foregoing, holders of Series A preferred shares will not be entitled to vote with respect to (i) any increase in the total number of our authorized common shares or preferred shares, (ii) any increase in the number of authorized Series A preferred shares or the creation or issuance of any other class or series of equity shares or (iii) any increase in the number of authorized shares of any other class or series of equity shares, provided that, in each case referred to in clause (i), (ii) or (iii) above, such shares rank on parity with or junior to the Series A preferred shares with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.
Except as set forth herein, holders of Series A preferred shares will not have any voting rights with respect to, and the consent of the holders of Series A preferred shares is not required for, the taking of any corporate action, including any merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, regardless of the effect that such corporate action or merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise may have upon the powers, preferences, voting power or other rights or privileges of the Series A preferred shares.
In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper procedures all outstanding Series A preferred shares.
In any matter in which Series A preferred shares may vote (as expressly provided in the articles supplementary setting forth the terms of the Series A preferred shares), each series A preferred share shall be entitled to one vote per $25.00 of liquidation preference. As a result, each series A preferred share will be entitled to one vote.
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A preferred shares are outstanding, we will use our commercially reasonable best efforts to transmit through our website at http://www.nationalstorageaffiliates.com/ (or other permissible means under the Exchange Act) copies of the Annual Reports on Form 10 K and Quarterly Reports on Form 10 Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required). We will use our commercially reasonable best efforts to provide such reports on our website within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and we were a “non accelerated filer” within the meaning of the Exchange Act.
Transfer Agent
The transfer agent and registrar for the Series A preferred shares is Broadridge Financial Solutions, Inc.

Listing
The Series A preferred shares are listed on the NYSE under the symbol “NSA Pr A”.
Power to Reclassify Our Unissued Shares of Beneficial Interest
Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares of beneficial interest into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest and the terms of any other class or series of our shares then outstanding, including the Series A preferred shares, the number of shares and the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series. Therefore, our board could authorize the issuance of a series of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.
Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Shares of Common Shares and Preferred Shares of Beneficial Interest
We believe that the power of our board of trustees to amend our declaration of trust without common shareholder approval to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares of beneficial interest and to classify or reclassify unissued common shares or preferred shares of beneficial interest and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional common shares, will be available for issuance without further action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series of shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Internal Revenue Code (the “Code”), our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well.
Our declaration of trust contains restrictions on the ownership and transfer of our shares, including common shares and preferred shares. The relevant sections of our declaration of trust provide that, subject to the exceptions described below, no person, including a “group,” as defined in Section 13(d)(3) of the Exchange Act, may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of all classes and series, the outstanding shares of any class or series of our preferred shares or our outstanding common shares. We refer to these limits collectively as the “ownership limit.” An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of our shares described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of our shares in violation of the ownership limit or other restriction. In addition, the articles supplementary for each class or series of preferred shares may contain additional provisions restricting the ownership and transfer of the preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a class or series of preferred shares.

The constructive ownership rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding common shares or any class or series of our preferred shares, or 9.8% by value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of all classes and series (or the acquisition of an interest in an entity that owns, actually or constructively, our shares by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.
Our board of trustees may, in its sole discretion, subject to the receipt of such information, representations or undertakings as it may determine, prospectively or retroactively, exempt a person from all or any component of the ownership limit and establish a different limit on ownership, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. As a condition of its exemption or grant of excepted holder limit, our board of trustees may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of trustees in order to determine or ensure our qualification as a REIT.
In connection with the creation of an excepted holder limit or at any other time, our board of trustees may from time to time increase or decrease the ownership limit or any component thereof unless, after giving effect to such increase, we would be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares, preferred shares of any class or series, or shares of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common shares, preferred shares of any class or series, or shares of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of any other class or series, as applicable, in excess of such percentage ownership of our common shares, preferred shares or shares of all classes and series will be in violation of the ownership limit.
Our declaration of trust further prohibits:
•any person from beneficially or constructively owning, applying certain attribution rules of the Code, our shares such that it would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or would otherwise cause us to fail to qualify as a REIT; and
•any person from transferring our shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares, or who would have owned shares transferred to a charitable trust as described below, must immediately give us written notice of the event or, in the case of an attempted or proposed transaction, must give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our shares has applied since the completion of our initial public offering and will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the applicable restriction or limitation on ownership and transfer of our shares as described above is no longer required in order for us to qualify as a REIT.
If any transfer of our shares would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of trustees or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the proposed transfer or other event that results in a transfer to the charitable trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a charitable trust as described above must be repaid to the charitable trustee upon demand for distribution to the beneficiary by the charitable trust. If the transfer to the charitable trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our declaration of trust provides that the transfer of the shares will be null and void and the prohibited owner will acquire no rights in the shares.
Shares transferred to the charitable trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that caused the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at the market price, the market price (as defined in our declaration of trust) on the day of the event causing the shares to be transferred to the charitable trust) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the charitable trust, however, by the amount of any dividends or distributions paid to the prohibited owner and owed by the prohibited owner to the charitable trustee and pay the amount of such reduction to the charitable trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the charitable trustee has sold our shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in our shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner and pay any dividends or other distributions or other amounts held by the charitable trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our shares. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the charitable trust will terminate and the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at the market price, the market price of the shares on the day of the event causing the shares to be transferred to the charitable trust and (ii) the net sale price received by the charitable trustee from the sale or other disposition of the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the charitable trust and that are then owed to the charitable trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the charitable trust, together with any other amounts held by the charitable trustee for the beneficiary of the charitable trust. In addition, if, prior to discovery by us that shares have been transferred to a charitable trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the charitable trustee upon demand. The prohibited owner has no rights in the shares held by the charitable trustee.
The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the beneficiary of the charitable trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the charitable trust.
Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
•to recast the vote in accordance with the desires of the charitable trustee, acting for the benefit of the beneficiary of the charitable trust.
However, if we have already taken irreversible trust action, then the charitable trustee may not rescind and recast the vote.
In addition, if our board of trustees determines that a proposed transfer or other event would violate the restrictions on ownership and transfer of our shares set forth in our declaration of trust, our board of trustees may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem the shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer or other event.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder’s name and address, the number of shares of each class and series of our shares that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing our shares will bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.
Certain Provisions of the Maryland General Corporation Law and our Declaration of Trust and Bylaws
Our Board of Trustees
Our declaration of trust provides that the number of trustees we have may be established only by our board of trustees and our bylaws provide that the number of our trustees may not be fewer than the minimum number required under the MRL, which is one, or more than 15. Because our board of trustees has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the terms of any class or series of preferred shares, vacancies on our board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and, if our board of trustees is classified, any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Except as may be provided with respect to any class or series of our shares, at each annual meeting of our shareholders, each of our trustees will be elected by our common shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed with or without cause, by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees.
Business Combinations
Under certain provisions of the Maryland General Corporation Law (the “MGCL”) applicable to a Maryland real estate investment trust, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust’s outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the real estate investment trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and (1) any other person, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such person), (2) Arlen D. Nordhagen and any of his affiliates and associates and (3) any person acting in concert with the foregoing, from these provisions of the MGCL. As a result, such persons may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Certain provisions of the MGCL applicable to a Maryland real estate investment trust provide that a holder of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares acquired directly from the real estate investment trust or shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless the declaration of trust or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future by our board of trustees.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions which provide for:
•a classified board;
•a two-thirds vote requirement for removing a trustee;
•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the board be filled only by the remaining trustees in office and (if the board is classified) for the remainder of the full term of the class of trustees in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of shareholders.
We have not elected to be subject to any of the provisions of Subtitle 8. Moreover, our declaration of trust provides that, without the affirmative vote of a majority of the votes cast on the matter by our shareholders entitled to vote generally in the election of trustees, we may not elect to be subject to any of the provisions of Subtitle 8. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast generally in the election of trustees for the removal of any trustee from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of trustees, (3) require that a vacancy on the board be filled only by a majority of the remaining trustees even if less than a quorum, and (4) require, unless called by our chairman of the board, our chief executive officer, our president or our board of trustees, the written request of shareholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of shareholders.
Shareholder Rights Plan
We do not have a shareholder rights plan and our board of trustees has adopted a policy that our board may not adopt any shareholder rights plan unless the adoption of the plan has been approved by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees, except that our board of trustees may adopt a shareholder rights plan without the prior approval of our shareholders if our board, in the exercise of its duties, determines that seeking prior shareholder approval would not be in our best interests under the circumstances then existing. The policy further provides that if a shareholder rights plan is adopted by our board without the prior approval of our shareholders, the shareholder rights plan will expire on the date of the first annual meeting of shareholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our common shareholders.
Meetings of Shareholders
Pursuant to our bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by or under the direction of our board of trustees. In addition, our chairman, chief executive officer, president or board of trustees may call a special meeting of our shareholders. Subject to the provisions of our declaration of trust and bylaws, a special meeting of our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting accompanied by the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholders must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of any special meeting may be considered and acted upon at such meeting.
Exclusive Forum for Certain Litigation
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any trustee or officer or other employee to us or to our shareholders, (c) any action asserting a claim against us or any trustee or officer or other employee arising pursuant to any provision of the MRL or our declaration of trust or bylaws, or (d) any action asserting a claim against us or any trustee or officer or other employee that is governed by the internal affairs doctrine. This provision does not apply to claims brought under federal securities laws, such as “other than actions arising under federal securities laws”.
Amendment to our Bylaws
Our bylaws permit equityholders to alter or repeal any provision of the bylaws and to adopt new bylaws if approved by a Majority Common Share (and Equivalent) Holder Approval (as defined in our bylaws). The approval of amendments to our bylaws requires the affirmative vote of both (a) holders of a majority of our common shares outstanding as of the Determination Date (as defined in our bylaws) and (b) holders of common shares and limited partners (other than us) of our operating partnership (as defined below) representing a majority of the number of common shares outstanding as of the Determination Date together with the number of additional common shares that would be issuable if (1) all Class A common units of limited partner interest in our operating partnership (“Class A OP Units”) (including the number of Class A OP Units issuable upon the exchange of all DownREIT Class X Units (as defined in the Third Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of NSA OP, LP, a Delaware limited partnership (our “operating partnership”)) outstanding as of the Determination Date were exchanged on a one-for-one basis, subject to adjustments as provided in the Partnership Agreement, for common shares and (2) the Class A OP Units which would be outstanding if each series of Class B common units of limited partner interest in our operating partnership (“Class B OP Units”) (including the number of Class B OP Units issuable upon the exchange of DownREIT Class B Units (as defined in the Partnership Agreement)) (or other similar class or series of OP units created from time to time) outstanding as of the Determination Date (whether or not then convertible) were converted into Class A OP Units using the conversion ratio for each such class or series in effect as of the last day of the most recent fiscal year determined pursuant to the terms of the Partnership Agreement and as approved by our board of trustees, were exchanged on a one-for-one basis, subject to adjustments as provided in the Partnership Agreement, for common shares. Notwithstanding the foregoing, our shareholders do not have the power to alter or repeal, or to adopt any provision inconsistent with, any provision of our bylaws relating to the amendment of our bylaws.
Our board of trustees has the power to alter, amend or repeal any provision of our bylaws and to adopt new bylaws.
Termination of our Company
Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of the giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee or on such other business and who has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information and other materials required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting is first released to our shareholders (or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, not less than 120 days nor more than 150 days prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made).
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (1) by or at the direction of our board of trustees or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder of record both at the time of the giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has complied with the advance notice provisions set forth in our bylaws. Such a shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information and other materials required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Mountain Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the nominees of our board of trustees to be elected at the meeting. The shareholder’s notice must include the same information required to be included in a notice delivered in connection with an annual meeting as described in the preceding paragraph.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
If the applicable exemption in our bylaws is repealed and/or the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and/or the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws on removal of trustees and filling trustee vacancies, the provisions in our declaration of trust regarding the restrictions on ownership and transfer of our shares, together with the advance notice and shareholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.
Indemnification and Limitation of Trustees’ and Officers’ Liability
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of Maryland corporations. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of such individual’s ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service:
•as a present or former trustee or officer; or
•while a trustee or officer of our company and at our request, as a trustee, director, officer, partner, manager, or member of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. Our declaration of trust also provides that our board of trustees may determine that compliance with any restriction or limitation on ownership and transfer of our shares contained in our declaration of trust is no longer required for us to qualify as a REIT.

- 21 -